DEFINITIVE SPECIAL MEETING PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CoSine Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Registrant intends to release definitive copies of this proxy statement to stockholders on or about August 8, 2002

COSINE COMMUNICATIONS, INC.

1200 Bridge Parkway
Redwood City, CA 94065
(650) 637-4777

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on September 17, 2002

To the Stockholders of CoSine Communications, Inc.:

      Notice Is Hereby Given that a Special Meeting of Stockholders of CoSine Communications, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, September 17, 2002 at 10:00 a.m. local time at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

1. To approve a series of 6 amendments to the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, whereby each outstanding 10, 11, 12, 13, 14 or 15 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on July 29, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

JILL A. BRESNAHAN
Secretary

Redwood City, California

August 8, 2002

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 AMENDMENTS TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS

COSINE COMMUNICATIONS, INC.

1200 Bridge Parkway
Redwood City, CA 94065
(650) 637-4777

PROXY STATEMENT

FOR A SPECIAL MEETING OF STOCKHOLDERS
September 17, 2002

       The enclosed proxy is solicited on behalf of the Board of Directors of CoSine Communications, Inc., a Delaware corporation (the “Company”), for use at a Special Meeting of Stockholders to be held on September 17, 2002, at 10:00 a.m. local time (the “Special Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California. This proxy statement and accompanying proxy card were mailed on or about August 8, 2002 to all stockholders entitled to vote at the Special Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to the stockholders. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $3500 plus related out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of Common Stock at the close of business on July 29, 2002 will be entitled to notice of and to vote at the Special Meeting. At the close of business on July 29, 2002 the Company had outstanding and entitled to vote 102,505,521 shares of Common Stock.

      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. All valid proxies executed and received by the Company prior to the Special Meeting will be voted in accordance with the instructions specified in the proxy card. Abstentions and broker non-votes will have the same effect as negative votes.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 1200 Bridge Parkway, Redwood City, California 94065, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

PROPOSAL 1

AMENDMENTS TO SECOND AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

      The Board of Directors has considered, deemed advisable, adopted a resolution approving and recommends to the stockholders for their approval a series of proposed amendments to the Company’s Second Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) to authorize the Board to effect a reverse stock split for the purpose of increasing the per share market price of the Common Stock in order to maintain its listing on the Nasdaq Stock Market’s National Market (the “National Market”) and for other purposes as described below in this Proxy Statement. Under these proposed amendments, each outstanding 10, 11, 12, 13, 14 or 15 shares of Common Stock would be combined, converted and changed into one share of Common Stock (the “Reverse Stock Splits”), with the effectiveness of one of such amendments (the “Effective Reverse Stock Split”) and the abandonment of the other amendments, or the abandonment of all of such amendments, to be determined at the discretion of the Board, pursuant to Section 242(c) of the Delaware General Corporation Law, following the Special Meeting.

      If approved by the stockholders, the Board would have discretion until December 31, 2002 to implement an Effective Reverse Stock Split in any of the following ratios: 1:10, 1:11, 1:12, 1:13, 1:14 or 1:15. The Board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the Board with maximum flexibility to achieve the purposes of the Effective Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. The actual timing for implementation of the Effective Reverse Stock Split would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders. Furthermore, notwithstanding stockholder approval, the Board also would have the discretion not to implement an Effective Reverse Stock Split. If the Board were not to implement an Effective Reverse Stock Split by December 31, 2002, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the Board were to elect to implement an Effective Reverse Stock Split, the Board will set the exchange ratio within the range approved by the stockholders. The Board would base such a determination upon the then current trading price of the Common Stock and the advice of the Company’s financial advisers, among other things.

      The text of the form of amendment to the Restated Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split is set forth in Appendix A to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Effective Reverse Stock Split. If the Reverse Stock Splits are approved by the stockholders and following such approval the Board determines that an Effective Reverse Stock Split is in the best interest of the Company and its stockholders, the Restated Certificate of Incorporation would be amended accordingly.

Purpose of the Effective Reverse Stock Split

      The Board of Directors recommends the Effective Reverse Stock Split for the following reasons:

•	The Board believes that the Effective Reverse Stock Split is the most effective means of increasing the per share market price of the Company’s Common Stock in order to maintain its listing on the National Market; and

•	The Board believes that a higher per share market price of the Company’s Common Stock could encourage investor interest in the Company and promote greater liquidity for the Company’s stockholders.

      Nasdaq Listing. The Company’s Common Stock is quoted on the National Market under the symbol “COSN.” In order for the Company’s Common Stock to continue to be quoted on the National Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, the Company’s Common Stock must have a minimum bid price of at least $1.00 per share. Under Nasdaq’s listing maintenance standards, if the closing bid price of shares listed on the National Market is under $1.00 per share for 30 consecutive trading days and does not thereafter close at $1.00 per share or higher for a minimum of 10 consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist the shares from trading on the National Market. Alternatives to trading on the National Market include being listed for trading on The Nasdaq Stock Market’s SmallCap Market (the “SmallCap Market”), if the Company’s Common Stock was to qualify for trading on the SmallCap Market, or trading on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. However, the alternatives of the SmallCap Market, the OTC Bulletin Board and the “pink sheets” are generally considered to be less efficient and less broad-based than the National Market, and therefore less desirable.

      On June 24, 2002, the Company received a letter from Nasdaq advising it that the Company’s Common Stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement for 10 consecutive trading days during the 90 calendar days ending September 23, 2002, the Company’s Common Stock would be delisted from the National Market. If the Company were to transfer its Common Stock to the SmallCap Market, the Company may be eligible for an extended grace period of up to 360 days, but would still be need to comply with the $1.00 minimum bid price requirement prior to expiration of such grace period in order to avoid delisting. If the Company were able to effect such compliance during the grace period, it would be eligible to transfer back to the National Market if it maintained a closing bid price of at least $1.00 per share for 30 consecutive trading days and satisfied all other continued listing requirements for the National Market. However, there can be no assurance that the Company would be able to meet these requirements during the applicable grace period and thereby avoid delisting.

      The Board believes that delisting from the National Market could adversely affect (i) the liquidity and marketability of shares of the Common Stock; (ii) the trading price of the Common Stock; and (iii) the Company’s relationships with vendors and customers. The Board also believes that the National Market provides a broader market for the Common Stock than would the SmallCap Market, the OTC Bulletin Board or the “pink sheets” and is, therefore, preferable to those alternatives. The Board believes that a reverse stock split may have the effect of increasing the trading price of the Common Stock to a level high enough to satisfy the Nasdaq minimum bid price requirement for continued listing of the Common Stock on the National Market, and that a reverse stock split would be the most effective means available to avoid a delisting of the Common Stock. During the period from July 22, 2001 to July 23, 2002, the closing sales price per share of the Company’s Common Stock ranged from a high of $2.00 to a low of $0.35. The closing sales price on July 22, 2002 was $0.40.

      Increased Investor Interest. The Board also believes that an increase in the per share price of the Common Stock could encourage increased investor interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. The Board believes that the current low per share price of the Common Stock, which the Board believes is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of the Common Stock. The Board believes there are several reasons for this effect. First, many institutional investors look upon stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of the Common Stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase the Common Stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stocks to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

      Although any increase in the market price of the Common Stock resulting from the Effective Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, the Board anticipates that the Effective Reverse Stock Split will result in an increase in the bid price for the Common Stock that will be large enough to avoid delisting from the National Market and to possibly reduce the effect of some of the policies, practices and circumstances referred to above.

Possibility that the Effective Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

      Stockholders should note that the effect of the Effective Reverse Stock Split upon the market price for the Company’s Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Common Stock after the Effective Reverse Stock Split will be 10 to 15 times, as applicable, the prices for shares of the Common Stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of the Common Stock immediately after the proposed Effective Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Effective Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Effective Reverse Stock Split negatively, there can be no assurance that the Reverse Stock Splits will not adversely impact the market price of the Common Stock or, alternatively, that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price.

      While the Company expects the Effective Reverse Stock Split to be sufficient to prevent Nasdaq from delisting its Common Stock, it is possible that, even if the Effective Reverse Stock Split results in a bid price for the Common Stock that exceeds $1.00 per share, it may not be able to continue to satisfy the additional criteria for continued listing of its Common Stock on the National Market. The Company would also need to satisfy additional criteria to continue to have the Common Stock eligible for continued listing on the National Market. These criteria require that:

•	The Company have stockholders’ equity of at least $10 million;

•	The market value of the public float of the Common Stock be at least $5 million (public float defined under Nasdaq’s rules as the shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares);

•	There be at least 400 round lot holders (defined as persons who own at least 100 shares of the Company’s Common Stock);

•	There be at least two market makers for the Common Stock; and

•	The Company comply with certain corporate governance requirements.

The Company believes that it satisfies all of these other maintenance criteria as of the mailing date of these proxy materials. However, there can be no assurance that the Company will be successful in continuing to meet all requisite maintenance criteria.

      If the Effective Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Effective Reverse Stock Split may be required to pay higher transaction costs if they sell their shares in the Company.

      The Company believes that the Effective Reverse Stock Split may result in greater liquidity for the Company’s stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Effective Reverse Stock Split.

Board Discretion to Implement Effective Reverse Stock Split

      If the Reverse Stock Splits are approved by the stockholders of the Company at the Special Meeting, the Effective Reverse Stock Split will be effected, if at all, only upon a determination by the Board that one of the Reverse Stock Splits (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon the advice of the Company’s financial advisors and certain other factors, including meeting the listing requirements for the National Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the Reverse Stock Splits by December 31, 2002, further stockholder approval would be required prior to implementing any reverse stock split.

Effect of the Effective Reverse Stock Split on Registration and Voting Rights

      The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. After the Effective Reverse Stock Split, the Common Stock would continue to be reported on the National Market under the symbol “COSN” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Effective Reverse Stock Split has occurred).

      Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Effective Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Effective Reverse Stock Split. Although the Effective Reverse Stock Split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the Effective Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Effective Reverse Stock Split).

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

      The number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Effective Reverse Stock Split. For example, based on the 102,505,521 shares of Common Stock outstanding on July 22, 2002, and the 303,000,000 shares of Common Stock that are authorized under the Restated Certificate of Incorporation, a one-for-ten Effective Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of Common Stock from 82,594,042 to 174,849,010. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. In addition, the effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect. Although the Board is not proposing the Reverse Stock Splits for this purpose, the Board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of the Company’s certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

Effect of the Effective Reverse Stock Split on Stock Options, Warrants and Par Value

      The Effective Reverse Stock Split would reduce the number of shares of Common Stock available for issuance under the Company’s 2000 Stock Plan (the “2000 Plan”), the 2002 Stock Plan (the “2002 Plan”) the 2000 Director Option Plan (the “Director Plan”) and the 2000 Employee Stock Purchase Plan (the “ESPP”) in proportion to the exchange ratio of the Effective Reverse Stock Split. The number of shares of Common Stock currently authorized for issuance but unissued at July 25, 2002 under the 2000 Plan, the 2002 Plan, the Director Plan and the ESPP is 6,008,842, 4,452,646, 320,000 and 3,208,720, respectively (prior to giving effect to the Effective Reverse Stock Split). The par value of the Company’s Common Stock and Preferred Stock would remain at $0.0001 per share following the effective time of the Effective Reverse Stock Split, while the number of shares of Common Stock issued and outstanding would be reduced.

      The Company also has outstanding certain stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding stock options and warrants, the Effective Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the Effective Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. In connection with the Effective Reverse Stock Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of Common Stock will be issued in connection with the proposed Effective Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Effective Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

Effective Date

      If the proposed Reverse Stock Splits are approved at the Special Meeting and the Board of Directors elects to proceed with the Effective Reserve Stock Split in one of the approved ratios, the Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the “Effective Date”) of the applicable Certificate of Amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of Common Stock in accordance with the Effective Reverse Stock Split ratio determined by the Board within the limits set forth in this Proposal.

Exchange of Stock Certificates

      Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Common Stock will receive from Mellon Investor Services, as the Company’s exchange agent (the “Exchange Agent”) for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Effective Reverse Stock Split represented shares of Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of Common Stock shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of Common

Stock contemplated by the preceding sentence. Each certificate representing shares of Common Stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock.

      No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Effective Reverse Stock Split represented any shares of Common Stock, except that if any certificates of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, it shall be a condition of such issuance that:

•	The person requesting such issuance pay to the Company any transfer taxes payable by reason of such issuance or any prior transfer of such certificate, or establish to the satisfaction of the Company that such taxes have been paid or are not payable;

•	Such transfer comply with all applicable federal and state securities laws; and

•	Such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

      Under Delaware law, stockholders of the Company would not be entitled to dissenter’s or appraisal rights with respect to the Effective Reverse Stock Split.

Cash Payment in Lieu of Fractional Shares

      In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Effective Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the National Market during regular trading hours for the five trading days immediately preceding the Effective Date.

Federal Income Tax Consequences

      The following description of the material federal income tax consequences of the Effective Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Effective Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Effective Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

      In general, the federal income tax consequences of the Effective Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the Effective Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the Effective Reverse Stock Split will likely have the following federal income tax effects: A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock. A stockholder who receives cash in lieu of a fractional share as a result of the Effective Reverse Stock Split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post-Effective Reverse Stock Split shares received will include the holding period of the pre-Effective Reverse Stock Split shares exchanged.

      The Company will not recognize any gain or loss as a result of the Effective Reverse Stock Split.

Required Vote

      The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve Proposal 1. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 22, 2002, unless otherwise noted, by: (i) each person or entity who is known by the Company to beneficially own 5 percent or more of the Company’s outstanding Common Stock; (ii) each director of the Company; (iii) the Company’s former Chairman and Chief Executive Officer who served as the Company’s CEO through December 31, 2001; (iv) each of the six most highly compensated executive officers during the fiscal year ending December 31, 2001 (the individuals specified in subsections (iii) and (iv) hereof are referred to herein as the “Named Executive Officers”); and (v) all directors and executive officers of the Company, who were serving on the board and/or were in office as of July 22, 2002, as a group.

	Shares of Common Stock
	Beneficially Owned(2)

		Percent of
Name and Address of Beneficial Owner(1)	Number	Class(3)

5 Percent Stockholders
Crescendo Ventures(4)	8,922,561	8.70%
800 LaSalle Avenue, Suite 2250 Minneapolis, MN 55402
Technology Crossover Ventures(5)	5,218,974	5.09%
56 Main Street Milburn, NJ 07041
Directors and Named Executive Officers
Dean Hamilton, former Chairman and Chief Executive Officer(6)	4,763,333	4.65%
Stephen Goggiano, Director, President and Chief Executive Officer(7)	955,833	*
Charles J. Abbe, Director(8)	82,000	*
Jill Bresnahan, Senior Vice President, General Counsel & Secretary(9)	329,699	*
Vinton G. Cerf, Director(10)	94,500	*
Craig Collins, former Executive Vice President and Chief Financial Officer(11)	642,080	*
Bill Ferone, former Executive Vice President, Worldwide Field Operations(12)	335,727	*
Donald Green, Chairman(13)	303,129	*
Michael Nielsen, former Senior Vice President, Engineering (14)	0	*
R. David Spreng, Director(4)	8,922,561	8.70%
All directors and current executive officers as a group (8 persons)(15)	10,687,723	10.43%

*	Less than 1 percent.

(1)	Unless otherwise indicated, the address for each listed stockholder is c/o CoSine Communications, Inc., 1200 Bridge Parkway, Redwood City, CA 94065. Except as otherwise indicated, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Beneficial ownership is determined in accordance with the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after July 22, 2002 (or as of September 20,2002) through the exercise of any stock option or other right. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days after July 22, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Percentage of beneficial ownership is based on 102,505,521 shares of Common Stock outstanding as of July 22, 2002, adjusted as required by rules promulgated by the SEC.

(4)	Of the 8,922,561 shares, 2,250 are directly owned by R. David Spreng, a director of CoSine; 1,738,575 are directly owned by Crescendo World Fund, LLC; 139,217 are directly owned by Crescendo III, GbR; 200,590 are directly owned by Crescendo III Executive Fund, LP; 6,753,255 are directly owned by Crescendo III, LP; 73,071 are directly owned by Eagle Ventures WF, LLC; and 15,603 are directly owned by PRISMA German American Venture Partners, GbR. The sole general partner of Crescendo World Fund, LLC is Crescendo Ventures World Fund, LLC. The sole general partner of Crescendo III, LP and Crescendo III Executive Fund, LP is Crescendo Ventures III, LLC. The general partners of Crescendo III, GbR are Crescendo Ventures III, LLC and Verbier Ventures, LLC. R. David Spreng is a managing member of Crescendo Ventures World Fund, LLC, Crescendo Ventures III, LLC, Eagle Ventures WF, LLC, and Verbier Ventures, LLC. Crescendo Capital Management, LLC, is an investment advisor of, and holds a profit interest in, PRISMA German American Venture Partners, GbR. Mr. Spreng is a managing member of Crescendo Capital Management, LLC. Mr. Spreng disclaims beneficial ownership of the shares held by Crescendo World Fund, LLC, Crescendo III, GbR, Crescendo III Executive Fund, LP, Crescendo III, LP, Eagle Ventures WF, LLC, and PRISMA German American Venture Partners, GbR, except to the extent of his pecuniary interest in the shares. The information in this footnote is based upon the Schedule 13G filed February 15, 2002 on behalf of Mr. Spreng and each of the entities named above in this footnote.

(5)	Of the 5,218,974 shares, 67,895 are directly owned by TCV III, L.P.; 81,719 are directly owned by TCV III Strategic Partners, L.P.; 14,294 are directly owned by TCV III (GP); 1,804,566 are directly owned by TCV III (Q), L.P.; 3,133,652 are directly owned by TCV IV, L.P.; and 116,848 are directly owed by TCV IV Strategic Partners, L.P. The sole general partner of TCV III, L.P., TCV III Strategic Partners, L.P., and TCV III (GP) is Technology Crossover Management III, LLC. The managing partner of TCV III (Q), L.P. is Technology Crossover Management III, LLC. The sole general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. is Technology Crossover Management IV, LLC. The sole managing members of Technology Crossover Management LLC and Technology Crossover Management IV LLC are Richard H. Kimball and Jay C. Hoag. Mr. Kimball and Mr. Hoag have sole dispositive power and shared voting power with respect to the shares held by TCV III, L.P., TCV III Strategic Partners, L.P., TCV III (GP), TCV III (Q), L.P., TCV IV, L.P., and TCV IV Strategic Partners, L.P. Mr. Kimball and Mr. Hoag disclaim beneficial ownership of the shares held by TCV III, L.P., TCV III Strategic Partners, L.P., TCV III (GP), TCV III (Q), L.P., TCV IV, L.P., and TCV IV Strategic Partners, L.P., except to the extent of their respective pecuniary interests in the shares. The information in this footnote is based upon the Schedule 13G filed April 11, 2002 on behalf of Mr. Kimball, Mr. Hoag and each of the entities named above in this footnote.

(6)	Of the 4,763,333 shares, 4,438,333 shares are directly owned by Mr. Hamilton and 325,000 shares are indirectly owned by him. Of the 4,438,333 shares directly owned, 143,751 shares were acquired pursuant to the exercise of stock options, but remain unvested at February 1, 2002 and subject to certain restrictions, including restrictions on transfer and a right of repurchase on the part of the Company; and 458,333 shares are subject to outstanding options that are exercisable within 60 days of February 1, 2002. Of these 458,333 shares, 100,000 shares remain unvested as of April 1, 2002. To the extent an option is exercised prior to vesting, the unvested shares would be subject to certain restrictions as described above. Of the 325,000 shares indirectly owned, 150,000 are owned directly by the Dean Hamilton Annuity Trust II U/ I dated June 29, 2001 and indirectly by Mr. Hamilton as trustee of the Trust; 150,000 are owned directly by the Rosa Maria Hamilton Annuity Trust II U/ I dated June 29, 2001 and indirectly by Mr. Hamilton as trustee; 10,000 are owned directly by the Hamilton Alvarado Education Trust U/ I dated April 5, 2000 and indirectly by Mr. Hamilton as trustee; 5,000 are owned directly by the Daphne Wheeler Trust — 2000 U/ I dated April 5, 2000 and indirectly by Mr. Hamilton as trustee; 5,000 are owned by the Hewley Hamilton Trust — 2000 U/ I dated April 5, 2000 and indirectly by Mr. Hamilton as trustee; and 5,000 are owned directly by the Jesus and Herlinda Alvarado Trust — 2000 U/ I dated April 5, 2000 and indirectly by Mr. Hamilton as trustee. Mr. Hamilton disclaims beneficial ownership of the shares not owned directly by him, except to the extent of his pecuniary interest in the shares. Mr. Hamilton resigned as Chairman and CEO effective March 3, 2002. The amounts shown reflect Mr. Hamilton’s beneficial ownership of Common Stock as of April 3, 2002.

(7)	Of the 955,833 shares, 345,833 are subject to exercisable options. Of these 345,833 shares, 289,287 shares will remain unvested as of September 20, 2002. To the extent these options are exercised prior to vesting, the shares acquired would be subject to certain restrictions. Mr. Goggiano was appointed to the board of directors and named CEO on March 3, 2002.

(8)	Of the 82,000 shares, 50,000 are subject to an exercisable option. Of these 50,000 options 40,000 will remain unvested as of September 20, 2002. To the extent this option is exercised prior to vesting, these shares would be subject to certain restrictions.

(9)	Of the 329,699 shares, 954 shares are directly owned by Ms. Bresnahan’s two minor children and 284,995 are subject to exercisable options. Of these 284,995 shares, 65,625 will remain unvested as of September 20, 2002. To the extent these options are exercised prior to vesting, the shares would be subject to certain restrictions.

(10)	Of the 94,500 shares, 80,000 are subject to an exercisable option. Of these 80,000 options 31,667 will remain unvested as of September 20, 2002. To the extent this option is exercised prior to vesting, these shares would be subject to certain restrictions.

(11)	These shares are subject to exercisable, vested options. Mr. Collins terminated his employment with the Company on January 7, 2002.

(12)	Of the 335,727 shares, 102,502 are subject to exercisable, vested options. Mr. Ferone terminated his employment with the Company on January 31, 2002.

(13)	Of the 303,129 shares, 33,433 were acquired pursuant to the exercise of a stock option, but will remain unvested as of September 20, 2002 and subject to certain restrictions. 142,653 shares are owned directly by Green Venture Capital II, L.P. and indirectly by Mr. Green as the general partner of Green Venture Capital II, L.P. Mr. Green disclaims beneficial ownership of the shares owned directly by Green Venture Capital II, L.P., except to the extent of his pecuniary interest in the shares. Mr. Green was appointed Chairman of the board of directors on March 3, 2002.

(14)	Mr. Nielsen terminated his employment with the Company on September 30, 2001.

(15)	Of the 10,687,723 shares, 8,922,561 shares are owned by Crescendo Ventures as explained in footnote 4 above, 142,653 shares are owned by Green Venture Capital as explained in footnote 13 above, and an additional 33,433 are restricted shares that were acquired by directors and officers pursuant to the exercise of stock options, but will remain unvested as of September 20, 2002. An additional 426,579 shares are subject to exercisable options that will remain unvested as of September 20, 2002. To the extent these options are exercised, the shares acquired would be subject to certain restrictions.

STOCKHOLDER PROPOSALS

      The Company anticipates that its 2003 annual meeting of stockholders will be held on or about May 6, 2003. The Company’s bylaws require stockholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of stockholders. The bylaws prescribe the information to be contained in any such notice. For any stockholder proposal or nomination to be considered at the 2003 annual meeting of stockholders, the stockholder’s notice must be received by Jill Bresnahan, Secretary of CoSine, at 1200 Bridge Parkway, Redwood City California 94065 no later than February 5, 2003. In addition, for a proposal by a stockholder to be included in the Company’s proxy statement and form of proxy for the 2003 annual meeting of stockholders, the proposal must be received by Jill Bresnahan, Secretary of CoSine, at 1200 Bridge Parkway, Redwood City California 94065 on or before November 25, 2002. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of stockholder proposals.

ANNUAL REPORT ON FORM 10-K

      A copy of CoSine’s 2001 Annual Report on Form 10-K (without exhibits) will be available to stockholders without charge upon request to: Investor Relations, CoSine Communications, Inc., 1200 Bridge Parkway, Redwood City, California 94065.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

JILL A. BRESNAHAN
Secretary

August 8, 2002

APPENDIX A

FORM OF

CERTIFICATE OF AMENDMENT
OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF COSINE COMMUNICATIONS, INC.

      CoSine Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: The name of the Corporation is CoSine Communications, Inc.

      SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 2000, a First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 2000 , and a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29,2000.

      THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend the first paragraph of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 303,000,000, of which (i) 300,000,000 shares, par value $0.0001 per share, are to be of a class designated Common Stock (“Common Stock”) and (ii) 3,000,000 shares, par value $0.0001 per share, are to be of a class designated Preferred Stock (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [Insert either 10, 11, 12, 13, 14 or 15, depending on the exchange ratio of the Effective Reverse Stock Split selected by the Board.] shares of the Corporation’s Common Stock, par value $.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.0001 per share, of the Corporation; provided however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the high and low prices of the Corporation’s Common Stock as reported on the Nasdaq National Market for the five trading-day period ending on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased,

A-1

then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

      FOURTH: This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was                      shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

      IN WITNESS WHEREOF, CoSine Communications, Inc., Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of September      , 2002.

COSINE COMMUNICATIONS, INC.

Stephen Goggiano
Chief Executive Officer

A-2

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CoSine Communications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	COSCMS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSINE COMMUNICATIONS, INC.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSAL 1.

Management recommends a vote for Proposal 1.

Vote On Proposal		For	Against	Abstain

Proposal 1.	To approve a series of amendments to the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock whereby each outstanding 10, 11, 12, 13, 14 or 15 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors.	☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Mark here for address change and note on reverse side	☐

If you plan on attending the Special Meeting, please check the box to the right	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

COSINE COMMUNICATIONS, INC.
SPECIAL MEETING OF STOCKHOLDERS — SEPTEMBER 17, 2002

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned hereby appoints TERRY GIBSON and JILL BRESNAHAN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cosine Communications, Inc. (the “Company”), which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA 94065 on September 17, 2002, at 10:00 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED
RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Address Change:

(If an address change has been noted above, please mark the corresponding box on the reverse side.)